Exhibit 32.3

AMERICAN BANCORP, INC.

DISCLOSURE OF APPROVAL BY THE COMPANY’S
AUDIT COMMITTEE FOR THE PERFORMANCE OF
NONAUDIT SERVICES BY THE COMPANY’S
INDEPENDENT AUDITORS PURSUANT TO 18 U.S.C.
SECTION 1350, AS ADOPTED PURSUANT TO SECTION
202 OF THE SARBANES-OXLEY ACT OF 2002

For 2003, the Audit Committee of American Bancorp, Inc. approved that its independent auditors could review the Company’s SEC Forms 10-K and 10-Q, prepare the Company’s income tax returns, conduct a review of investment practices, perform retirement plan testing and reporting, amend the Company’s section 125 cafeteria plan document, review and analyze executive deferred compensation and life insurance plans and provide answers to miscellaneous inquires by management and provide advice to management and the Board of Directors of the Company and the Bank.